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                                                               EXHIBIT 12-2

               PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

                                                        Pro Forma (a)
                                               --------------------------------
                                               Three Months Ended  Year Ended
                                               September 30, 1999 June 30, 1999
                                               ------------------ -------------
                                                    (dollars in thousands)
EARNINGS:
Consolidated pretax income (loss) from
 continuing operations.......................       $(21,651)        $12,767
Interest.....................................         17,763          73,837
Net amortization of debt discount and premium
 and issuance expense........................            241             965
Interest portion of rental expense...........            719           2,876
                                                    --------         -------
  Earnings (loss)............................       $ (2,928)        $90,445
                                                    ========         =======
FIXED CHARGES:
Interest.....................................       $ 17,763         $73,837
Net amortization of debt discount and premium
 and issuance expense........................            241             965
Interest portion of rental expense...........            719           2,876
                                                    --------         -------
  Fixed charges..............................       $ 18,723         $77,678
                                                    ========         =======
Ratio of earnings to fixed charges...........          (0.16)           1.16
                                                    ========         =======
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(a)  To give effect to an increase in outstanding debt, as of the beginning of the period presented, primarily as a result of the issuance of $350 million of senior notes, the application of the estimated net proceeds of the offering and the PEI merger which will be financed primarily through the issuance of common stock. The PEI merger was assumed to occur as of the beginning of the period presented, as reflected in the Unaudited Pro
     Forma Combined Condensed Financial Statements.